BROKER SALES AND DISTRIBUTION AGREEMENT

This Broker Sales Agreement (the "Agreement") is made effective as of the Effective Date between the Company and the Client, the definition of each of which are set forth on the annexed Schedule.

WHEREAS the Client is in the business of selling the Product(s) outlined on the annexed Schedule and has rights in and to trademarks, copyrights or patents to the Products, and;

WHEREAS the Company desires to serve as a broker for sales and distribution for the Products;

NOW THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

RIGHT TO SELL

In accordance with this Agreement, the Client grants to the Company the exclusive right to sell the Products to the Class of Trade and the Territories and in accordance with the pricing as more fully set forth in the annexed Schedule. Notwithstanding this Schedule, the Products and pricing so set forth, may change from time to time as mutually agreed to by the parties. Client represents and warrants that (a) Client has the full power and authority to enter into this Agreement and to grant to Company the rights hereunder; (b) Client has no agreements or contractual obligations with any other party which conflict with this Agreement; (c) Client's Products are in compliance with Section 342 of the Federal Food, Drug and Cosmetic Act; (d) Client's Products are not misbranded as defined in Section 343 of the Federal Food, Drug and Cosmetic Act; (e) Client bears full responsibility for its advertising and Product claims and their conformity with all regulatory requirements and Client shall indemnify and hold Company and its customers harmless for any resulting damages connected therewith; (f) Client shall be responsible for all registration, testing, approval or other governmental or regulatory requirements within the Territory contemplated by the Agreement and the Schedule.

TERM AND TERMINATION

The Term of this Agreement shall begin on the Effective Date and shall terminate on the Termination Date as set forth on the annexed Schedule. Notwithstanding the foregoing, this agreement may terminate (a) immediately if either party materially breaches or fails to perform to a material extent, any of its obligations hereunder upon written notice to the other party stating the nature and character of such failure and upon the lapse of 30 days to cure the breach or performance failure or; (b) immediately upon either parties assignment for the benefit of creditors, voluntary or involuntary insolvency proceeding, adjudication of bankruptcy or appointment of a receiver or court-ordered trustee or; (c) after any threatened, pending or actual civil or regulatory proceeding relating to the efficacy, safety or marketability of the Products or; (d) after any threatened, pending or actual civil or regulatory proceeding relating to Client's failure to comply with any consumer laws or licensure requirements or; (e) upon the failure of the Company to meet the Agreed-Upon Sales Goals as more fully set forth in the Schedule.

NO RIGHTS

This agreement does not create any rights or interest of any type or nature now or in the future to the intellectual property, patents, stock, trademarks, studies publications of any products manufactured by or for Client including the composition and development of any products now or in the future. Client shall be permitted to issue press releases covering this relationship and additional considerations such as product endorsements, purchase orders, sales, etc.

PRICES, COMMISSIONS AND PAYMENT

All sales prices shall be determined solely by Client and all promotional programs shall be approved by Client. Company shall not have any authority to bind Client to any promotional program(s) that have not been approved, in writing, by Client. During the Term, Client will pay the Company a Commission, as set forth on the Schedule, for all sales, orders and reorders of Client's Products billed directly by Client. In the case of Product being billed by Company to its customers, Company shall remit to Client within 30 days from each calendar month end, all sums actually received from the Company's customers, net of Commissions earned for sales. The Company reserves the right to establish a reasonable reserve for returns and customer credits to reimburse its customers for any such future returns or credits and to withhold such sums from any payments otherwise due to Client.

RECORDS

Each of Client and the Company shall keep accurate records regarding the quantities of Products sold and returned and each of Client and Company agrees that the other may review its records from time to time upon reasonable notice and during normal business hours at each place of business and at the sole expense of each party hereto.

TRANSFER RIGHTS

This Agreement shall be binding on and inure to both Client's and Company's successors. Neither party shall have the right to assign its interests in the Agreement to any third party without the prior written consent of either Client or Company, which may be withheld for any or no reason.

AMENDMENT AND NOTICES

This Agreement may only be modified or amended in writing and executed by both parties. All notices hereunder shall be deemed given if delivered by hand; by guaranteed overnight service or by Certified Mail (return receipt requested) to the Contact Individuals for Notice as set for on the Schedule.

ENTIRE AGREEMENT

This Agreement, together with any Schedule(s) annexed hereto, contains the entire Agreement of the parties concerning the subject matter hereof and there are no other promises or conditions or

any other agreements, whether written or oral. This Agreement supersedes any prior written or oral agreements between the parties.

GOVERNING LAW AND JURISDICTION

This Agreement and all matters relating to it, including any matter or dispute, shall be interpreted, governed and enforced according to the laws of the State of New Jersey, and the parties consent to the exclusive jurisdiction of all appropriate courts in the County of Essex, New Jersey to resolve any such disputes.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date set forth below.

CLIENT: Inergetics, Inc.	COMPANY: Windmill Health Products, LLC
Signed: Mark C Minkoff	Signed: Howard Monk
Printed: MARK C MINKOFF	Printed: Howard Monk
Title: CEO	Title: President
Date: 5/4/10	Date: 5/4/10

SCHEDULE

Company: Windmill Health Products, LLC
Address: 6 Henderson Drive
City, State, Zip: West Caldwell, NJ 07006

Client: Inergetics, Inc.
Address: 205 Robin Road, Suite 222
City, State, Zip: Paramus, NJ 07652

Effective Date: 5/1/10 **Commission: 10%**

Products:

Item Number	Product Name	Wholesale Cost	Retail Price
	Surgex kit		
	Surgex RTD		

Agreed-Upon Sales Goals: The Company shall achieve sales (which shall be cumulative) of $5 million in the first full year of distribution; $8 million by the end of the second full year of_____ distribution and $10 million by the end of the third full year of distribution. Sales goals are projections based on retail placement within the time frames of meeting retailer planogram sets and marketing and advertising support programs from Inergetics.

Classes of Trade:Direct Media , Direct Mail, Food , Drug , Mass Market, GNC, Vitamin World, Vitamin Shoppe, Domestic and International Sports Nutrition Distributors , International customers upon approval of Inergetics.

Territories: USA, North America, and International markets approved by Inergetics.

Contact Individuals for Notice:

Client: Inergetics, Inc.
Address: 205 Robin Rd., Suite 222
City, State, Zip: Paramus, NJ 07652
Attention: Mark Mirken

Company: Windmill Health Products, LLC.
Address: 6 Henderson Drive
City, State, Zip: West Caldwell, NJ 07006
Attention: Howard Munk